ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES THE APPOINTMENT OF
W. ANTHONY VERNON TO THE BOARD OF DIRECTORS

Addison, Texas, August 14, 2007; ULURU Inc. (AMEX: ULU) announced today that Tony Vernon, an experienced healthcare executive, has been appointed to serve on the Company’s Board of Directors.

Mr. Vernon is currently a director of several consumer, biotech and medical device companies, including Medivation Inc., NovoCure Ltd., Cord Blood Registry, and Disc Dynamics Inc.  He has previously held the positions of Company Group Chairman with DePuy Orthopedics, President of Centocor, Inc. and McNeil Consumer Healthcare.  Prior to these positions, Tony was Worldwide President of the Johnson & Johnson / Merck joint venture.

“I am excited by the opportunity to assist ULURU in advancing its technologies and helping determine the strategic direction of the Company. Since my first introduction to the Company I have been increasingly impressed by their innovative products and the breadth of applications of their technology. I hope to bring value-added insights to assist the company to realize its potential and enhance shareholder value,” said Mr. Vernon.

Commenting on the appointment, Kerry P. Gray, President and Chief Executive Officer of ULURU, stated “Tony’s knowledge and experience in a number of our areas of focus will be extremely beneficial as we bring our various products to the marketplace. I look forward to working with Tony and utilizing his extensive industry experience and contacts to accelerate the development of the Company.”

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the value of our products in the marketplace, our ability to develop and market our technologies and commercialization of products in the marketplace. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 and other reports filed by us with the Securities and Exchange Commission.